EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the Novadigm, Inc. 1992 Stock Option Plan, the Novadigm, Inc. 1999 Nonstatutory Stock Option Plan, as amended, and the Novadigm, Inc. 2000 Stock Option Plan of our report dated November 19, 2003, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company included in its Annual Report on Form 10-K for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 2, 2004